UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 7, 2009

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 7, 2009, Genworth MI Canada Inc. (“Genworth Canada”), the largest private residential mortgage insurer in Canada and an indirect subsidiary of Genworth Financial, Inc. (the “Corporation”), completed the initial public offering (the “Offering”) of its common shares (the “Common Shares”). Of the 44,740,000 Common Shares of Genworth Canada that were sold in the Offering, 5,100,000 Common Shares were sold by Genworth Canada and 39,640,000 Common Shares were sold by Brookfield Life Assurance Company Limited (the “Selling Shareholder”), an indirect wholly-owned subsidiary of the Corporation. Following completion of the Offering, the Corporation beneficially owns 61.8% of the Common Shares. In addition, the Selling Shareholder has granted to the underwriters of the Offering an option (the “Over-Allotment Option”), exercisable for a period of 30 days after the closing of the Offering, to purchase up to an additional 6,711,000 Common Shares from the Selling Shareholder. If the Over-Allotment Option is exercised in full, the Corporation will beneficially own 56.1% of the Common Shares.

At an exchange rate of 0.88 United States dollars to 1 Canadian dollar (which differs from the exchange rate used in the unaudited pro forma condensed consolidated financial statements), the Offering generated net proceeds to the Corporation of approximately US$634 million (net of expenses directly related to the transaction, including underwriting commissions, taxes and other items) which excludes US$22 million remaining in Genworth Canada. If the Over-Allotment Option is exercised in full, the Corporation will receive additional net proceeds of approximately US$97 million.

Concurrently with the completion of the Offering, the Corporation, Genworth Canada, Genworth Financial Mortgage Insurance Company Canada (“Genworth Mortgage Insurance Canada”) and the Selling Shareholder entered into a master agreement (the “Master Agreement”), which provides the overall framework for the Offering and the Corporation’s reduced ownership interest in Genworth Mortgage Insurance Canada’s business (the “Business”). The Master Agreement contemplates that certain aspects relating to the Offering and the reduction in the Corporation’s interest in the Business and various interim and ongoing relationships between the Corporation and Genworth Canada will be governed by the Master Agreement and certain other agreements between the Corporation and Genworth Canada (collectively, the “IPO Agreements”).

Master Agreement

The Master Agreement sets out the key arrangements between the Corporation and Genworth Canada with respect to the Offering and the Corporation’s reduced ownership interest in the Business. The principal provisions of the Master Agreement are discussed below.

Indemnification and Release

Each of Genworth Canada and the Corporation agreed to indemnify the other and its respective directors, officers and employees with respect to any and all liabilities or claims arising out of, resulting from or otherwise related to: (1) failure by such party to perform or otherwise properly discharge any liabilities, whether prior to or after the closing of the Offering; (2) the business conducted by such party; (3) any breach of any IPO Agreement by such party; and (4) information contained in the Offering prospectus and any other materials distributed in connection with the Offering or the transactions contemplated in the IPO Agreements, and any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, other than with respect to statements or omissions relating exclusively to the respective party and its businesses.

Subject to the indemnities described above, Genworth Canada and the Corporation also released each other and their respective directors, officers and employees from any and all liabilities existing or arising from any acts, events or conditions occurring or existing on or before the time immediately prior to the closing of the Offering.

Non-competition and Non-solicitation

The Master Agreement contains non-competition covenants that will prohibit, subject to certain limited exceptions, competition between Genworth Canada and its subsidiaries, on the one hand, and the Corporation and its subsidiaries, on the other hand, in certain businesses and geographic areas during the period beginning on the date of such agreement and ending on the date that is two years after the date on which the Corporation ceases to beneficially own, directly or indirectly, at least one-third of the outstanding Common Shares (the “Restricted Period”).

In addition, during the Restricted Period, (i) Genworth Canada and its subsidiaries may not solicit to hire, employ, retain or contract for service any employee of the Corporation or any of its subsidiaries above a specified employment level or encourage any such individual to terminate his or her employment, and (ii) the Corporation and its subsidiaries (for so long as they are subsidiaries of the Corporation) may not solicit to hire, employ, retain or contract for service any executive officer of Genworth Canada or any of its subsidiaries or encourage any such individual to terminate his or her employment as an executive officer. These non-solicitation agreements are subject to certain customary exceptions, including for solicitations of a general nature such as advertising.

Shareholder Agreement

The Corporation, the Selling Shareholder and Genworth Canada also entered into a Shareholder Agreement concurrently with the closing of the Offering.

Special Approval Rights of the Corporation

For so long as the Corporation beneficially owns not less than one-third of the outstanding Common Shares, Genworth Canada is required to seek the prior written consent of the Corporation (the “Approval Right”) to take certain actions, whether directly or indirectly through a subsidiary, including: (a) entering into any merger or similar business combination; (b) acquiring or disposing of assets, subject to certain exceptions; (c) adopting a liquidation, reorganization, recapitalization or similar plan relating to Genworth Canada or any of its subsidiaries; (d) reducing the dividend policy of Genworth Canada or its subsidiaries, except as required by law; and (e) issuing debt securities or incurring indebtedness or guarantees unless such issuance or incurrence is in compliance with certain financial covenants.

For so long as the Corporation beneficially owns not less than 50% of the outstanding Common Shares, Genworth Canada is required to seek the prior written consent of the Corporation to take certain actions, whether directly or indirectly through a subsidiary, including: (a) approving any annual business plan of Genworth Canada and its subsidiaries, including material amendments; (b) appointing or removing the Chief Executive Officer of Genworth Canada and (c) issuing equity securities or securities convertible into or exercisable or exchangeable for equity securities of Genworth Canada (other than pursuant to executive compensation plans approved by Genworth Canada’s Board of Directors).

If the Corporation beneficially owns less than 50% of the outstanding Common Shares, then, for so long as the Corporation beneficially owns not less than one-third of the Common Shares, Genworth Canada is required to consult with the Corporation with respect to the foregoing matters; however, the Corporation no longer has the right to approve or deny approval of such matters.

For so long as the Corporation beneficially owns not less than 15% of the Common Shares, Genworth Canada may not implement or adopt any shareholder rights plan without the approval of the Corporation, unless the plan includes an exception that would permit a purchase of all or part of the Common Shares beneficially owned by the Corporation without causing the rights thereunder to separate from the Common Shares or become exercisable or otherwise triggering the plan.

Information Sharing

The Corporation expects that it will be required to consolidate Genworth Canada’s financial results in its own for so long as it beneficially owns a majority of the Common Shares, and thereafter will be required to account for its investment in Genworth Canada using the equity method while it owns a significant number of Common Shares. Accordingly, the Shareholder Agreement includes covenants by Genworth Canada, for so long as the Corporation beneficially owns more than 50% of the Common Shares or is required to consolidate the financial results of Genworth Canada, relating to the consolidation of Genworth Canada’s financial results and other financial and accounting matters.

In addition, for so long as the Corporation beneficially owns at least 20% of the Common Shares, Genworth Canada agreed to provide to the Corporation certain financial and other information, including financial information required for the Corporation’s quarterly and annual financial statements, MD&A and other public filings, and to take certain actions relating to the preparation and disclosure of Genworth Canada’s financial results.

Pre-emptive Right

The Corporation has the right (the “Pre-emptive Right”), subject to applicable law, exercisable for so long as the Corporation beneficially owns not less than one-third of the outstanding Common Shares, to participate in future offerings and other issuances of Common Shares or securities convertible into Common Shares (subject to certain exceptions) in order to maintain its relative beneficial ownership interest of Common Shares.

Committee Representation

The Shareholder Agreement provides that, for so long as the Corporation beneficially owns at least one-third of the Common Shares, the Corporation will be entitled to designate one member of each committee of Genworth Canada’s Board of Directors.

Director Elections and Nominations

In connection with the Offering, the Corporation was issued a special share (the “Special Share”) which grants the Corporation the right to nominate and elect a certain number of directors to Genworth Canada’s Board of Directors, as determined by the number of Common Shares that the Corporation and its affiliates beneficially own at the time of such nomination and election. The Shareholder Agreement also provides that if the Special Share is redeemed upon demand by the Corporation, Genworth Canada will nominate for election as directors of Genworth Canada at any meeting of shareholders at which directors are to be elected, a number of persons designated by the Corporation equal to the number of directors that the Corporation would have been entitled to elect at such meeting had the Special Share remained outstanding.

The foregoing descriptions of the Master Agreement and the Shareholder Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Master Agreement and Shareholder Agreement, which are filed as Exhibits 10.1 and 10.2 hereto, respectively. Each of the foregoing documents is incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed consolidated balance sheet of Genworth Financial, Inc. as of March 31, 2009 and notes thereto and the unaudited pro forma condensed consolidated statements of income of Genworth Financial, Inc. for the three months ended March 31, 2009 and for the year ended December 31, 2008 and notes thereto are filed as Exhibit 99.1 hereto and incorporated by reference herein.

(d) Exhibits.

The following are filed as exhibits to this report:

Number	Description

10.1	Master Agreement, dated as of July 7, 2009, among Genworth Financial, Inc., Genworth Financial Mortgage Insurance Company Canada, Genworth MI Canada Inc. and Brookfield Life Assurance Company Limited.

10.2	Shareholder Agreement, dated as of July 7, 2009, among Genworth MI Canada Inc., Brookfield Life Assurance Company Limited and Genworth Financial, Inc.

99.1	Unaudited Pro Forma Condensed Consolidated Balance Sheet of Genworth Financial, Inc. as of March 31, 2009 and notes thereto and Unaudited Pro Forma Condensed Consolidated Statements of Income of Genworth Financial, Inc. for the three months ended March 31, 2009 and for the year ended December 31, 2008 and notes thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: July 10, 2009	By:	/s/ Amy R. Corbin
Amy R. Corbin
Vice President and Controller (Duly Authorized Officer and Principal Accounting Officer)

EXHIBIT INDEX

Number	Description

10.1	Master Agreement, dated as of July 7, 2009, among Genworth Financial, Inc., Genworth Financial Mortgage Insurance Company Canada, Genworth MI Canada Inc. and Brookfield Life Assurance Company Limited.

10.2	Shareholder Agreement, dated as of July 7, 2009, among Genworth MI Canada Inc., Brookfield Life Assurance Company Limited and Genworth Financial, Inc.

99.1	Unaudited Pro Forma Condensed Consolidated Balance Sheet of Genworth Financial, Inc. as of March 31, 2009 and notes thereto and Unaudited Pro Forma Condensed Consolidated Statements of Income of Genworth Financial, Inc. for the three months ended March 31, 2009 and for the year ended December 31, 2008 and notes thereto.